Exhibit 1.1

Execution Copy

$20,000,000 NATIONAL FINANCE AUTHORITY (NEW HAMPSHIRE) RESOURCE RECOVERY REFUNDING REVENUE BONDS (COVANTA PROJECT) SERIES 2018A (AMT)	$67,225,000 NATIONAL FINANCE AUTHORITY (NEW HAMPSHIRE) RESOURCE RECOVERY REFUNDING REVENUE BONDS (COVANTA PROJECT) SERIES 2018B (NON-AMT)

$82,370,000
NATIONAL FINANCE AUTHORITY
(NEW HAMPSHIRE)
RESOURCE RECOVERY REFUNDING REVENUE BONDS
(COVANTA PROJECT)
SERIES 2018C (AMT)

BOND PURCHASE AGREEMENT

National Finance Authority
2 Pillsbury Street, Suite 201
Concord, New Hampshire 03301

Covanta Holding Corporation
445 South Street
Morristown, NJ 07960

This Bond Purchase Agreement, dated August 29, 2018 (this “Bond Purchase Agreement”), is made and entered into by and among the National Finance Authority (the “Issuer”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Underwriter”), and Covanta Holding Corporation (the “Company”).

Section 1. Description of Bonds. The Issuer proposes to issue National Finance Authority Resource Recovery Refunding Revenue Bonds (Covanta Project), Series 2018A (AMT) in the aggregate principal amount of $20,000,000 (the “Series 2018A Bonds”), National Finance Authority Resource Recovery Refunding Revenue Bonds (Covanta Project), Series 2018B (Non- AMT) in the aggregate principal amount of $67,225,000 (the “Series 2018B Bonds”), and National Finance Authority Resource Recovery Refunding Revenue Bonds (Covanta Project), Series 2018C (AMT) in the aggregate principal amount of $82,370,000 (the “Series 2018C Bonds” and, collectively with the Series 2018A Bonds and the Series 2018B Bonds, the “Bonds”) pursuant to the Indenture of Trust, dated as of September 1, 2018 (the “Indenture”) between the Issuer and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Bonds will be dated the date of delivery, will mature on the maturity dates, will bear interest at the Term Interest Rates and will be subject to mandatory tender for purchase on the Mandatory Tender Dates, all as set forth on Schedule I attached hereto and as set forth in the Indenture, and further will be subject to redemption as set forth in the Indenture.
The Bonds are being issued pursuant to the authority of RSA 162-S of the State of New Hampshire (the “State”), as from time to time amended and supplemented (the “Act”), and (ii) a bond resolution of the Issuer duly adopted on August 20, 2018 (the “Authorizing Resolution”). The Bonds are being issued by the Issuer to refund certain series of outstanding bonds previously issued by the Massachusetts Development Finance Agency for the benefit of the Company, as described in the hereinafter defined Loan Agreement (collectively, the “Prior Bonds”). Pursuant to the Loan Agreement, dated as of September 1, 2018 (the “Loan Agreement”), between the Issuer and the Company, the Company will covenant with the Issuer to make loan repayments equal to the principal and purchase price of, premium, if any, and interest on the Bonds, and pursuant to the Indenture, the Issuer will pledge and assign to the Trustee all of the Issuer’s right, title and interest in and to the Loan Agreement (with certain specified exceptions). The Issuer and the Company will enter into the Tax Certificate and Agreement, dated as of the hereinafter defined Closing Date (the “Tax Agreement”). The Company will enter into a Continuing Disclosure Agreement (the “Continuing Disclosure Agreement”) to be dated the Closing Date (as defined below), to provide continuing disclosure of annual financial information and notices of the occurrence of specified events, in form reasonably satisfactory to the Underwriter and its counsel.

The terms and conditions applicable to the purchase and sale of the Bonds on the Closing
Date (defined below) are specified herein.

Section 2. Establishment of Issue Price.

(a) The Underwriter agrees to assist the Issuer in establishing the issue price of the Bonds and shall execute and deliver to the Issuer at Closing an “issue price” or similar certificate, together with the supporting pricing wires or equivalent communications, substantially in the form attached hereto as Exhibit A, with such modifications as may be appropriate or necessary, in the reasonable judgment of the Underwriter, the Issuer and Bond Counsel, to accurately reflect, as applicable, the sales price or the Initial Offering Price (defined herein) to the public of the Bonds.

(b) The Issuer will treat the first price at which 10% of each series of the Bonds (the “10% test”) is sold to the public as the issue price of such Bonds. At or promptly after the execution of this Bond Purchase Agreement, the Underwriter shall report to the Issuer the price or prices at which the Underwriter has sold to the public the Bonds. If, at that time, the 10% test has not been satisfied as to either series of the Bonds, the Underwriter agrees to promptly report to the Issuer the prices at which the Underwriter has sold the unsold Bonds of that series to the public. That reporting obligation shall continue, whether or not Closing has occurred, until the 10% test has been satisfied as to the Bonds of that series.

(c) The Underwriter confirms that it has offered the Bonds to the public on or before the date of this Bond Purchase Agreement at the offering prices (the “Initial Offering Prices”), or at the corresponding yields, set forth in Schedule I attached hereto.

(d) The Underwriter confirms that any selling group agreement and any retail distribution agreement relating to the initial sale of the Bonds to the public, together with the related pricing wires, contains or will contain language obligating each dealer who is a member of the selling group and each broker-dealer that is a party to such retail distribution agreement, as applicable, to report the prices at which it sells to the public the unsold Bonds allotted to it until it is notified by the Underwriter that either the 10% test has been satisfied as to the Bonds of that series or all Bonds of that series have been sold to the public.

(e) The Underwriter acknowledges that sales of any Bonds to any person that is a related party to an Underwriter shall not constitute sales to the public for purposes of this section. Further, for purposes of this section:

(i) “public” means any person other than an underwriter or a related party,

(ii) “underwriter” means (1) any person that agrees pursuant to a written contract with the Issuer (or with the lead underwriter to form an underwriting syndicate) to participate in the initial sale of the Bonds to the public and (2) any person that agrees pursuant to a written contract directly or indirectly with a person described in clause (1) to participate in the initial sale of the Bonds to the public (including a member of a selling group or a party to a retail distribution agreement participating in the initial sale of the Bonds to the public),

(iii) a purchaser of any of the Bonds is a “related party” to an underwriter if the underwriter and the purchaser are subject, directly or indirectly, to (1) more than 50% common ownership of the voting power or the total value of their stock, if both entities are corporations (including direct ownership by one corporation of another), (2) more than
50% common ownership of their capital interests or profits interests, if both entities are partnerships (including direct ownership by one partnership of another), or (3) more than
50% common ownership of the value of the outstanding stock of the corporation or the capital interests or profit interests of the partnership, as applicable, if one entity is a corporation and the other entity is a partnership (including direct ownership of the applicable stock or interests by one entity of the other), and

(iv) “sale date” means the date of execution of this Bond Purchase Agreement by all parties.

(f) Subject to the provisions of this Section 2, the Underwriter may (i) subsequently change the offering prices (or yields) of the Bonds as the Underwriter deems necessary in connection with the offering of the Bonds, (ii) offer and sell the Bonds to certain institutions at prices lower than those stated in the Limited Offering Memorandum, (iii) over-allot or effect transactions that stabilize or maintain the market price of the Bonds at a level above that which might otherwise prevail in the open market and (iv) discontinue such stabilizing, if commenced, at any time.

Section 3. Purchase, Sale Fees and Closing. (a) Subject to the provisions of this Bond Purchase Agreement, the Underwriter agrees to purchase from the Issuer, and the Issuer agrees to sell to the Underwriter:

(i) all of the Series 2018A Bonds, at a purchase price of $20,000,000 (representing the principal amount of the Series 2018A Bonds), payable in immediately available funds to the order of the Trustee,

(ii) all of the Series 2018B Bonds, at a purchase price of $67,225,000 (representing the principal amount of the 2018B Bonds), payable in immediately available funds to the order of the Trustee, and

(iii) all of the Series 2018C Bonds, at a purchase price of $82,370,000 (representing the principal amount of the Series 2018C Bonds), payable in immediately available funds to the order of the Trustee.

(b) The Company will pay the Underwriter an underwriting fee equal to 0.40% of the aggregate principal amount of the Bonds issued, payable in immediately available funds on the date of issuance of the Bonds, as compensation for the purchase, offering and sale of the Bonds. In addition, the Company shall pay to the Underwriter all reasonable out-of-pocket costs and expenses of the Underwriter incurred in connection with the successful issuance and sale of the Bonds; provided that, except as described below, the amount of such costs and expenses to be paid by the Company shall not exceed the amount set forth on Schedule I. The Company shall also pay (i) all reasonable and customary fees and out-of-pocket expenses of Bond Counsel, counsel for the Underwriter, counsel for the Trustee, and counsel for the Issuer (including reasonable legal fees and expenses), (ii) all reasonable and customary fees and out-of-pocket expenses of the Issuer and the Trustee, (iii) the cost of printing, photocopying and delivering the Bonds and the Limited Offering Memorandum (in preliminary and final form), and (iv) all reasonable and customary Rating Agency fees. The fees and expenses described in the preceding sentence shall be paid by the Company whether or not the Bonds are issued or sold, unless the Underwriter is in default in its obligation to purchase the Bonds hereunder, in which case the Company shall not have any obligation to pay the fees and expenses of the Underwriter or counsel to the Underwriter. All fees and expenses described in this Section 3, to the extent they are reasonable, identifiable and billed, shall be paid on the Closing Date, and the remainder shall be paid promptly upon receipt of statements therefor. The obligations of the Company under this Section 3 survive the issuance and sale of the Bonds and any termination of this Bond Purchase Agreement. Whether or not the sale of the Bonds by the Issuer to the Underwriter is consummated, the Underwriter shall be under no obligation to pay any costs or expenses incident to the performance of the obligations of the Issuer or the Company hereunder.

The closing will be held at the offices of Hinckley, Allen & Snyder LLP, in Boston, Massachusetts at 10:00 a.m. prevailing local time on September 27, 2018, or such other date, time or place as may be agreed upon by the parties hereto. The hour and date of such closing are herein called the “Closing Date.” The Bonds will be in registered form as a single manuscript Bond for each series of the Bonds, will be registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”) under DTC’s book-entry-only system, and will be made available for inspection by DTC or its agent, at least one day prior to the Closing Date. The Issuer has heretofore provided DTC with a letter of representations (the “DTC Letter of Representations”), in form satisfactory to DTC, relating to eligibility of the Bonds for deposit into the DTC book-entry-only system. In the event that for any reason (other than the Underwriter’s negligence or willful misconduct), the Issuer fails to deliver the Bonds as provided herein by 10:00 a.m. prevailing local time on the Closing Date, the Company will pay to the Underwriter any losses resulting from the Underwriter being required to hold the Bonds prior to delivery to the ultimate purchaser thereof. The preceding sentence shall not be construed as a waiver of any conditions to the Underwriter’s obligations under this Bond Purchase Agreement or a waiver by the Company of its claims or rights against another party to this transaction if such party’s negligence, willful misconduct or wrongful act causes the Company to make such a payment to the Underwriter.

The Underwriter agrees to make a bona fide limited public offering of all the Bonds at a price not in excess of 100% of the principal amount thereof; provided, however, the Underwriter reserves the right to change such initial public offering prices as the Underwriter deems necessary or desirable, in its sole discretion, in connection with the marketing of the Bonds, and may offer and sell the Bonds to certain dealers, unit investment trusts and money market funds, certain of which may be sponsored or managed by the Underwriter, at prices lower than the public offering prices or yields greater than the yields set forth therein.

Section 4. Delivery of the Limited Offering Memorandum and Other Documents.

(a) The Issuer has delivered or caused to be delivered to the Underwriter copies of the Preliminary Limited Offering Memorandum, dated August 20, 2018, which, together with the cover page and appendices thereto, is herein referred to as the “Preliminary Limited Offering Memorandum.” It is acknowledged by the Issuer that the Underwriter may deliver the Preliminary Limited Offering Memorandum and a final Limited Offering Memorandum (as hereinafter defined) electronically over the internet and in printed paper form. For purposes of this Bond Purchase Agreement, the printed paper form of the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum are deemed controlling. The Issuer deems the Preliminary Limited Offering Memorandum final as of its date and as of the date hereof for purposes of Rule
15c2-12 (“Rule 15c2-12”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except for any information which is permitted to be omitted therefrom in accordance with paragraph (b)(1) thereof. Within seven (7) business days from the date hereof, and in any event not later than two (2) business days before the Closing Date, the Issuer shall deliver to the Underwriter a final Limited Offering Memorandum relating to the Bonds dated the date hereof (such Limited Offering Memorandum, including the cover page, and all appendices attached thereto, together with all information previously permitted to have been omitted by Rule
15c2-12 and any amendments or supplements and statements incorporated by reference therein or attached thereto, as have been approved by the Issuer, Bond Counsel, the Company, counsel to the Underwriter, and the Underwriter, is referred to herein as the “Limited Offering Memorandum”) and such additional conformed copies thereof as the Underwriter may reasonably request in sufficient quantities to comply with Rule 15c2-12, rules of the Municipal Securities Rulemaking Board (“MSRB”) and to meet potential customer requests for copies of the Limited Offering Memorandum. The Underwriter agrees to file a copy of the Limited Offering Memorandum, including any amendments or supplements thereto prepared by the Issuer, with the MSRB on its Electronic Municipal Markets Access system. The Limited Offering Memorandum shall be in substantially the same form as the Preliminary Limited Offering Memorandum and, other than information previously permitted to have been omitted by Rule 15c2-12, the Issuer shall only make such other additions, deletions and revisions in the Limited Offering Memorandum that are approved by the Underwriter. The Underwriter hereby agrees to cooperate and assist in the preparation of the Limited Offering Memorandum. The Issuer hereby agrees to deliver to the Underwriter an electronic copy of the Limited Offering Memorandum in a form that permits the Underwriter to satisfy its obligations under the rules and regulations of the MSRB and the U.S. Securities and Exchange Commission (“SEC”). The Issuer hereby ratifies, confirms and approves the use and distribution by the Underwriter before the date hereof of the Preliminary Limited

Offering Memorandum and hereby authorizes the Underwriter to use the Limited Offering
Memorandum and the Indenture in connection with the public offering and sale of the Bonds.

The Underwriter acknowledges that (i) the Issuer has not participated in the preparation of the Preliminary Limited Offering Memorandum or the Limited Offering Memorandum, has made no independent investigation regarding the Preliminary Limited Offering Memorandum or the Limited Offering Memorandum or furnished any information contained in the Preliminary Limited Offering Memorandum or the Limited Offering Memorandum, and (ii) the Issuer assumes no responsibility with respect to the sufficiency, accuracy, or completeness of any of the information contained in the Preliminary Limited Offering Memorandum or the Limited Offering Memorandum or any other document used in connection with the offer and sale of the Bonds, except the information contained under the headings “THE ISSUER” and “LITIGATION – The Issuer” in the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum.

Section 5. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the Underwriter and the Issuer that:

(a) The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, and qualified to do business in the State, and has full power and authority to execute and deliver the Loan Agreement, the Tax Agreement, the Continuing Disclosure Agreement and this Bond Purchase Agreement (collectively, the “Company Documents”) and to undertake and perform its obligations thereunder and hereunder.

(b) The Company has duly authorized all necessary action to be taken by it for: (i) the loan to the Company of the proceeds from the issuance and delivery of the Bonds by the Issuer upon the terms set forth in this Bond Purchase Agreement, the Agreement and in the Limited Offering Memorandum; (ii) the approval of the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum and the use by the Underwriter of the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum in connection with the sale of the Bonds; and (iii) the execution, delivery and performance by the Company of and under the Company Documents and any and all such other agreements and documents as may be required to be executed, delivered and received by the Company in order to carry out the transactions contemplated by such instruments and by the Limited Offering Memorandum. On the Closing Date, the Company Documents will have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of such instruments by the other parties thereto and their authority to perform such instruments, will constitute legal, valid and binding obligations of the Company enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by laws relating to bankruptcy, insolvency, reorganization or other similar laws of general application affecting the rights of creditors and general principles of equity and except as any indemnification or contribution provisions thereof may be limited under applicable securities laws.

(c) The execution and delivery of, and compliance with the terms and conditions of, the Company Documents, and the carrying out and consummation of the transactions contemplated thereby and by the Limited Offering Memorandum, did not at the time of such execution and delivery, do not and will not violate or conflict with any of the terms and provisions of any statute, or any rule, order, regulation, judgment or decree of any court, agency, or other governmental or administrative board or body to which the Company is subject, or conflict with or constitute a breach of or a default under any provision of the Company’s Certificate of Incorporation or by- laws, or any material agreement, indenture, mortgage, lease, deed of trust, or other instrument to which the Company is a party or by which the Company or its properties are bound, except for violations, conflicts, breaches or defaults that would not have a material adverse effect on the Company’s ability to execute, deliver and perform any of the Company Documents or any of the transactions contemplated thereby.

(d) Other than the (i) information provided to the Company by the Underwriter and included on the cover page of the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum relating to interest rates, maturity dates and initial public offering prices of the Bonds, (ii) information under the headings “THE ISSUER,” “LITIGATION – The Issuer” (insofar as the information under such captions relates solely to the Issuer), “UNDERWRITING” and “BOOK-ENTRY ONLY SYSTEM” and (iii) Appendix C (collectively, the “Excluded Information”), the Preliminary Limited Offering Memorandum, was as of its date and is as of the date hereof, and the Limited Offering Memorandum is as of the date hereof and will be as of the Closing Date, true and correct in all material respects and did not, does not and will not omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has approved and consents to the use of the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum by the Underwriter. For the purposes of this Bond Purchase Agreement, all documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act after the date of the Preliminary Limited Offering Memorandum or the Limited Offering Memorandum and incorporated by reference in the Preliminary Limited Offering Memorandum or the Limited Offering Memorandum shall be deemed to be a supplement to the Preliminary Limited Offering Memorandum or the Limited Offering Memorandum, as applicable. The Company hereby confirms that the Preliminary Limited Offering Memorandum was deemed “final” as of its date by the Company for purposes of the Rule.

(e) The consolidated financial statements of the Company and its subsidiaries incorporated by reference in Appendix A to the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum present fairly in all material respects the consolidated financial condition and operations of the Company and its subsidiaries at the respective dates or for the respective periods to which they apply; and such statements have been prepared in each case in accordance with generally accepted accounting principles consistently applied throughout the periods involved except as otherwise indicated in the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum or in its financial statements.

(f) Other than as disclosed in the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum and any documents incorporated by reference therein, there is no material litigation pending against the Company of a character which could reasonably be expected to materially and adversely affect the Company’s ability to perform its obligations under this Bond Purchase Agreement, the Continuing Disclosure Agreement or the Agreement, or would otherwise be required to be disclosed in a registration statement of the Company on Form S-3 filed with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations thereunder.

(g) Except as disclosed in the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum, in the past five (5) years, the Company has not failed to comply in any material respect with any previous undertaking in a written contract or agreement of the type specified in paragraph (b)(5)(i) of the Rule.

(h) Since December 31, 2017, there has been no material adverse change in the financial position of the Company not disclosed in writing to the Underwriter or disclosed in the Limited Offering Memorandum, nor has the Company incurred any material liabilities other than liabilities that have been incurred in the ordinary course of business or that are set forth in or contemplated by the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum, in either event including the documents incorporated by reference therein.

Section 6. Representations and Warranties of the Issuer. The Issuer represents and warrants to the Underwriter and the Company that:

(a) The Issuer is a component unit of the Business Finance Authority of the State of New Hampshire, which is a body corporate and politic created under the Act, and is vested with the rights and powers granted pursuant to the Act.

(b) The Issuer has the power (i) to enter into and perform its obligations under this Bond Purchase Agreement, the Indenture and the Loan Agreement (collectively, the “Issuer Documents”) and the transactions contemplated thereby, (ii) to secure the Bonds as provided in the Issuer Documents, and (iii) to loan a portion of the proceeds of the Bonds to the Company so that it may undertake the refinancing of the Prior Bonds, which is authorized under the Act, such loan being in furtherance of the purposes for which the Issuer was organized. The Issuer has taken or will take all action required by the Act in connection therewith.

(c) The Issuer has duly authorized the execution and delivery of the Issuer Documents and the Limited Offering Memorandum and has taken or will take all action necessary or appropriate to carry out the issuance, sale and delivery of the Bonds to the Underwriter.

(d) To the knowledge of the Issuer, the Issuer is not in default in the payment of the principal of, premium, if any, or interest on any of its other indebtedness for borrowed money and is not in default under any instrument under or subject to which any indebtedness for borrowed money has been incurred that would adversely affect the Issuer’s power or authority to issue the Bonds, to execute and deliver the Issuer Documents and to perform the obligations thereunder, and no event has occurred and is continuing under the provisions of any such instrument that with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder; provided, however, that this representation does not include a default with respect to other financings in which the Issuer has acted as “conduit” issuer for other public or private entities not affiliated with the Company, wherein a default by such public or private entity would not have a material effect on the credit of the Issuer or of the Company.

(e) The execution and delivery of the Issuer Documents and the performance by the Issuer of its obligations thereunder are within the corporate powers of the Issuer and will not conflict with or constitute a breach or result in a violation of (i) the Act, (ii) any federal or New Hampshire constitutional or statutory provision, (iii) any current order, rule, regulation, decree or ordinance of any court, government or governmental authority having jurisdiction over the Issuer or its property or (iv) to the best of its knowledge, any agreement or other instrument to which the Issuer is a party or by which it is bound.

(f) The Issuer by resolution has approved the distribution of the Preliminary Limited Offering Memorandum and the distribution of the Limited Offering Memorandum in connection with the offer and sale of the Bonds.

(g) All authorizations, consents, approvals, findings and certificates of governmental bodies or agencies required to be obtained by the Issuer in connection with (i) the execution and delivery by the Issuer of the Issuer Documents and the issuance of the Bonds, and (ii) the performance by the Issuer of its obligations under the Issuer Documents and the Bonds have been obtained and are in full force and effect; provided, however, that no representation is made with respect to (i) compliance with any applicable Blue Sky or securities laws of any state or (ii) consents, filings, approvals, etc., required in connection with the tax-exempt status of the interest on the Bonds.

(h) There is no litigation, inquiry or investigation of any kind before or by any judicial court or governmental agency pending or, to the knowledge of the Issuer, threatened against the Issuer with respect to (i) its organization or existence, (ii) its authority to execute and deliver the Issuer Documents or the Bonds or perform its obligations thereunder, (iii) the validity or enforceability of the Bonds or any of the Issuer Documents, (iv) the title of the officers executing the Issuer Documents or the Bonds, or (v) any authority or proceedings relating to the Issuer of such officers to execute and deliver the Issuer Documents or the Bonds on behalf of the Issuer, and no such authority or proceedings have been repealed, revoked, rescinded or amended; provided, however, the foregoing does not include any litigation or administrative proceeding that may have been filed against, but not served on, the Issuer, and of which it has no knowledge.

(i) As of the date of the Limited Offering Memorandum, as of the date of this Bond Purchase Agreement and as of the Closing Date, the information contained under the caption “THE ISSUER” relating to the Issuer and under the caption “LITIGATION – The Issuer”, relating to the Issuer, did not, does not and will not contain any untrue statement of a material fact and does not omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Issuer approves of the use and distribution of the Limited Offering Memorandum by the Underwriter and the Remarketing Agent in connection with the initial sale and remarketing of the Bonds.

(j) Any certificate signed by an authorized officer of the Issuer delivered to the Underwriter shall be deemed a representation and warranty by the Issuer to the Underwriter as to the statements made therein

(k) When authenticated by the Trustee and delivered to and paid for by the Underwriter in accordance with the terms of the Indenture and this Bond Purchase Agreement, the Bonds will (i) have been duly authorized, executed and issued, (ii) constitute legal, valid and binding limited obligations of the Issuer enforceable in accordance with their terms except as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws and usual equity principles, and (iii) be secured by the Indenture.

Section 7. Representations and Warranties of the Underwriter. The Underwriter represents, warrants and covenants to the Issuer and the Company as follows:

(a) The Underwriter has been duly authorized to execute this Bond Purchase Agreement, and when executed by the Underwriter and accepted by the Issuer, and assuming the due authorization, execution and delivery by the other parties hereto, this Bond Purchase Agreement will be a valid and binding obligation of the Underwriter.

(b) The Underwriter will not sell the Bonds to entities other than “Qualified
Institutional Buyers” as defined in Rule 144A promulgated under the Securities Act.

(c) The Underwriter shall include in the Limited Offering Memorandum statements that reflect the sales restrictions described above that are satisfactory to the Issuer.

Section 8. Covenants of the Issuer and the Company. (a) The Issuer and the Company agree to cooperate with the Underwriter, at the expense of the Company, in taking all reasonably necessary action for the qualification of the Bonds for offer and sale, and the determination of the eligibility of the Bonds for investment, under the laws of such jurisdictions as the Underwriter designates and the continuation of such qualification in effect so long as required for distribution of the Bonds; provided, however, that neither the Issuer nor the Company shall be required to register as a dealer or broker in any jurisdiction, to qualify as a foreign corporation or entity in any jurisdiction, or to file a general consent to suit or to service of process in any jurisdiction.

(b) If, during such period (not to exceed 25 days after the “end of the underwriting period,” as defined for purposes of paragraph (b)(4) of Rule 15c2-12) as in the judgment of the Underwriter or the Issuer, delivery of the Limited Offering Memorandum as it may be amended or supplemented is necessary or desirable in connection with sales of the Bonds by the Underwriter or any dealer or as otherwise may be required by applicable law or regulation, any event shall occur as a result of which, in the reasonable judgment of the Underwriter or the Issuer, it is necessary to amend or supplement the Limited Offering Memorandum in order to make the statements therein, in light of the circumstances when the Limited Offering Memorandum is delivered to the Underwriter or “potential customer” (as defined for purposes of paragraph (b)(4) of Rule 15c2-12), not misleading, the Company will prepare and furnish, or cause to be prepared and furnished, at the expense of the Company, including any and all reasonable costs of the Issuer and professionals retained by the Issuer, to the Underwriter and to any dealers to whom the Underwriter may have sold Bonds either amendments or supplements to the Limited Offering Memorandum so that the statements in the Limited Offering Memorandum as so amended or supplemented will not, in the light of the circumstances when the Limited Offering Memorandum as so amended or supplemented is delivered to the Underwriter or “potential customer,” be misleading.

Section 9. Conditions of Underwriter’s Obligation. The obligation of the Underwriter to purchase and pay for the Bonds shall be subject to the accuracy of, and compliance with, the representations and warranties of the Issuer and the Company contained herein, to the performance by the Issuer and the Company of their obligations to be performed hereunder at and prior to the Closing Date, and to the following conditions:

(a) On and as of the Closing Date:

(i) The Indenture, the Loan Agreement, the Tax Agreement, the Continuing Disclosure Agreement, and this Bond Purchase Agreement shall be in full force and effect, this Bond Purchase Agreement shall not have been amended, modified or supplemented (except as may have been agreed to in writing by the Underwriter), and the Indenture, the Loan Agreement, the Tax Agreement, and the Continuing Disclosure Agreement shall have been duly authorized, executed and delivered in the respective forms heretofore approved by the Underwriter, except as otherwise approved by the Underwriter, provided that the acceptance of delivery of the Bonds by the Underwriter on the Closing Date shall be deemed to constitute such approval.

(ii) The Bonds shall have been duly authorized, executed and authenticated in accordance with the provisions of this Bond Purchase Agreement, the Indenture, the Loan Agreement and the Authorizing Resolution, and shall have been delivered through the facilities of DTC or its agent.

(iii) Each of the representations, warranties and covenants of the Issuer in the Indenture, the Loan Agreement, the Tax Agreement, and this Bond Purchase Agreement, and the Company in the Company Documents shall be true and accurate in all material respects as if then made (except for any representations, warranties and covenants that are expressly made as of a specific prior date).

(iv) The Issuer shall have duly adopted, and there shall be in full force and effect, the Authorizing Resolution.

(v) No order, decree or injunction of any court of competent jurisdiction shall have been issued, or proceedings therefor shall have been commenced, nor shall any order, ruling, regulation or official statement by any governmental official, body or board have been issued, nor shall any legislation have been enacted, with the purpose or effect of prohibiting or limiting the issuance, offering or sale of the Bonds, as contemplated herein or in the Limited Offering Memorandum, or the performance of this Bond Purchase Agreement, the Indenture, the Loan Agreement, the Tax Agreement or the Continuing Disclosure Agreement in accordance with their respective terms.

(vi) After the date hereof, up to and including the time of the Closing Date, there shall not have occurred any change in or particularly affecting the Company, the Issuer, or the Company Documents as the foregoing matters are described in the Limited Offering Memorandum, which in the reasonable professional judgment of the Underwriter materially impairs the investment quality of the Bonds.

(b) On the Closing Date, the Underwriter shall receive executed or counterpart copies of the following documents, certificates, opinions and letters, in form and substance satisfactory to the Underwriter and its counsel:

(i) Executed copies of the Indenture, the Tax Agreement, the Loan Agreement, and the Continuing Disclosure Agreement; and a certified copy of the Authorizing Resolution and all proceedings of the Issuer relating thereto.

(ii) Opinions, dated the Closing Date, of: (1) Hinckley, Allen & Snyder LLP, Bond Counsel to the Issuer, in substantially the form attached to the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum as Appendix C thereto (together with a Supplemental Opinion of Bond Counsel addressed to the Underwriter and in substantially the form attached hereto as Exhibit B); (2) in-house counsel to the Company in substantially the form attached hereto as Exhibit C; (3) Hinckley, Allen & Snyder LLP, addressing certain matters of New Hampshire law, in substantially the form attached hereto as Exhibit D; (4) Squire Patton Boggs (US) LLP, counsel to the Underwriter, in substantially the form attached hereto as Exhibit E; and (5) Hinckley, Allen
& Snyder LLP, special counsel to the Issuer, in form and substance reasonably satisfactory to the Underwriter.

(iii) A certificate of the Issuer, signed by an authorized officer of the Issuer satisfactory to the Underwriter, dated the Closing Date, to the effect that to the actual knowledge of that officer, each of the representations of the Issuer set forth herein is true, accurate and complete in all material respects at and as of the Closing Date, except to the extent that they relate to a specific prior date, and that each of the obligations of the Issuer hereunder to be performed at or prior to the Closing Date has been performed.

(iv) A certificate, dated the Closing Date, signed by an authorized officer of the Company satisfactory to the Underwriter, to the effect that: (1) the representations and warranties of the Company set forth herein are true and accurate in all material respects at and as of the Closing Date, except to the extent that they relate to a specific prior date, (2) each of the obligations of the Company under this Bond Purchase Agreement to be performed at or prior to the Closing Date have been performed in all material respects, and (3) since the most recent dates as of which information is given in the Limited Offering Memorandum, as it may have been amended or supplemented (including amendments or supplements resulting from the filing of documents incorporated by reference) and up to the Closing Date, there has been no material adverse change in the business, properties or financial condition of the Company and its subsidiaries taken as a whole, except as reflected in or contemplated by the Limited Offering Memorandum, as it may have been so amended or supplemented.

(v) An executed copy of IRS Form 8038 to be filed with the Internal Revenue
Service.

(vi) Letters of Moody’s Investors Service and S&P Global Ratings, confirming that the ratings issued and in effect on the Bonds are “B1” and “B”, respectively.

(vii) Copies of the Limited Offering Memorandum, executed on behalf of the Company and the Issuer by an authorized officer of the Company and the Issuer, respectively.

(viii) Copies of the Company’s certificate of incorporation, and all amendments thereto, certified by the Secretary of State of the State of Delaware, a certificate of good standing of the Company issued by the Secretary of State of the State of Delaware, and a

certificate of authority to conduct business in The Commonwealth of Massachusetts issued by the Secretary of State of the Commonwealth of Massachusetts.

(ix) Such additional certifications and opinions as the Underwriter or Bond
Counsel may reasonably require.

In case any of the conditions specified above in this Section 9 shall not have been fulfilled, or if the obligations of the Underwriter are terminated by the Underwriter for any reason permitted by this Bond Purchase Agreement, this Bond Purchase Agreement may be terminated by the Underwriter upon written notice thereof to the Issuer and the Company. Any such termination shall be without liability of any party to any other party; except that the obligations to pay fees and expenses as provided in Section 3 hereof shall continue in full force and effect to the extent set forth therein. The Underwriter may, in its discretion, waive any one or more of the conditions imposed by this Bond Purchase Agreement and proceed with the purchase of the Bonds on the Closing Date.

Section 10. Underwriter’s Right to Cancel. The Underwriter shall have the right to cancel its obligation to purchase and accept delivery of any Bonds hereunder by notifying the Issuer and the Company in writing of its election to do so between the date hereof and the Closing Date if, on or after the date hereof and on or prior to the Closing Date:

(a) legislation shall be enacted or be actively considered for enactment by the Congress, or recommended to the Congress for passage by the President of the United States of America, or favorably reported for passage to either chamber of the Congress by a committee of such chamber to which such legislation has been referred for consideration, a decision by a court of the United States of America or the United States Tax Court shall be rendered, or a ruling, regulation or official statement (including a press release) by or on behalf of the Treasury Department of the United States of America, the Internal Revenue Service or other governmental agency shall be made or proposed to be made with respect to federal taxation upon revenues or other income of the general character to be derived by the Issuer under the Indenture and the Loan Agreement or by any similar body, or upon interest on obligations of the general character of the Bonds, or other action or events shall have transpired which have the purpose or effect, directly or indirectly, of changing the federal income tax consequences of any of the transactions contemplated in connection herewith, which, in the reasonable judgment of the Underwriter, materially and adversely affects the marketability of the Bonds or the market price generally of obligations of the general character of the Bonds; or

(b) legislation or any ordinance, rule or regulation shall have been enacted or favorably reported for passage by any governmental body, department or agency of the State, or any decision shall have been rendered by any court of competent jurisdiction in the State, which would materially and adversely affect or change the exemptions from State taxation of the Bonds or the interest thereon or the exemption from taxation in or by the State of the revenues derived or income of the character to be derived by the Issuer under the Indenture or the Loan Agreement; or

(c) a stop order, ruling, regulation or official statement by or on behalf of the SEC shall be issued or made to the effect that the issuance, offering or sale of the Bonds or of obligations of the general character of the Bonds as contemplated hereby or the Bonds are subject to registration or qualification under the Securities Act, or the Indenture is required to be qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), or either the issuance of the Bonds or the delivery of the Indenture is in violation of any applicable provision of either of such acts or other federal securities laws or applicable regulations promulgated thereunder; or

(d) any legislation shall be enacted or any action shall be taken by the SEC or any other agency of the federal government having jurisdiction of the subject matter or a court of competent jurisdiction, which has the effect of requiring registration of the Bonds under the Securities Act, or the Indenture, or any other document executed in connection with the transactions contemplated herein, to be qualified under the Trust Indenture Act; or that the issuance, offering, or sale of obligations of the general character of the Bonds, as contemplated hereby or by the Limited Offering Memorandum or otherwise, is or would be in violation of federal securities law as amended and then in effect; or

(e) any event shall have occurred or condition shall exist which, in the reasonable judgment of the Underwriter, either (i) makes untrue or incorrect in any material respect any statement or information contained in the Limited Offering Memorandum, or (ii) is not reflected in the Limited Offering Memorandum and should be reflected therein in order to comply with any rulings or regulations of the SEC or other governmental agency or to make the statements and information contained therein not misleading in any material respect; or

(f) there shall have occurred a declaration of war or engagement in or escalation of military hostilities by the United States or any other national or international calamity or crisis or a financial crisis, the effect of such outbreak, calamity or crisis on the financial markets of the United States of America being such as, in the reasonable opinion of the Underwriter, would affect materially and adversely the ability of the Underwriter to market the Bonds; or

(g) trading shall be suspended, or new or additional trading or loan restrictions shall be imposed by the New York Stock Exchange or other national securities exchange or governmental authority with respect to obligations of the general character of the Bonds or a general banking moratorium shall be declared by federal, State or New York authorities or a material disruption in commercial banking activities or securities settlement or clearance services shall have occurred; or

(h) any litigation shall be instituted, pending or to the Company’s knowledge, threatened in writing to restrain or enjoin the issuance or sale of the Bonds or in any way protesting or affecting any authority for or the validity of the Bonds, the Indenture, the Loan Agreement, the Tax Agreement, the Continuing Disclosure Agreement or this Bond Purchase Agreement or the existence or powers of the Issuer or the Company with respect thereto; or

(i) there shall have occurred any material adverse change in, or material adverse effect upon, the financial condition of the Company and its subsidiaries taken as a whole, that could reasonably be expected to affect the issuance of the Bonds; or

(j) the Company or the Bonds shall be downgraded by a rating agency that rates the
Company or the Bonds (Moody’s or Standard & Poor’s), or any such rating shall be withdrawn.

Any termination of this Bond Purchase Agreement pursuant to this Section 10 shall be without liability of any party to any other party, except as described in Section 9 above.

Section 11. Indemnification.

(a) The Company shall indemnify and hold harmless (except to the extent, if any, that a court of competent jurisdiction determines that such agreement to indemnify and hold harmless is not enforceable as a result of being contrary to law or public policy) the Underwriter and the Issuer, each officer, director, employee and agent of the Underwriter and the Issuer, and each person, if any, who controls (as such term is defined in Section 15 of the Securities Act or Section
20 of the Exchange Act) any of such parties (hereinafter collectively called the “Indemnified Parties”), against any and all losses, claims, damages, liabilities, costs or expense whatsoever arising out of: (i) any breach by the Company of any of its representations and warranties as set forth in Section 5 hereof; or (ii) any allegation that there is as of the date hereof or as of the Closing Date any untrue statement of a material fact contained in the Indemnified Information (as defined below) or the omission therefrom of any material fact necessary in order to make the statements made in light of the circumstances under which they were made not misleading. In case any claim shall be made or action brought against one or more of the Indemnified Parties, in respect of which indemnity may be sought against the Company, the Indemnified Party or Parties shall promptly notify the Company in writing setting forth the particulars of such claim or action and the Company shall assume the defense thereof including the retention of counsel and the payment of all reasonable expenses; provided, however, that failure to so notify the Company (1) will not relieve the Company from liability unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the Company of substantial rights and defenses; and (2) will not, in any event, relieve the Company from any obligations to the Indemnified Party or Parties other than the indemnification obligation. The Indemnified Party or Parties shall have the right to retain separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (A) the retention of such counsel has been specifically authorized by the Company, (B) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between it and the Company in the conduct of the defense of such action, or (C) the Company shall not in fact have employed counsel reasonably satisfactory to such Indemnified Party. For the purposes of this paragraph, the term “Indemnified Information” shall mean the statements and information contained in the Preliminary Limited Offering Memorandum or the Limited Offering Memorandum other than the Excluded Information. The Company shall not be liable for any settlement of such action effected without its consent, but if settled with the consent of the Company, or if there is final judgment for the plaintiff in any such action with or without consent, the Company agrees to indemnify and hold harmless the Indemnified Party or Parties from and against any loss or liability by reason of settlement or judgment to the extent set forth in this paragraph. The indemnity provided in this paragraph includes reimbursement for expenses reasonably incurred by the Indemnified Parties in investigating the claim and in defending it if the Company declines to assume the defense. The indemnity provided in this paragraph shall survive the delivery of the Bonds.

(b) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in (a) above is for any reason held to be unavailable to the Issuer in accordance with its terms, the Company, on the one hand, and the Issuer, on the other hand, shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by said indemnity agreement incurred by the Company and the Issuer in such proportions that the Issuer is responsible for that portion represented by the percentage that the Issuer’s issuance expenses (including legal, administrative, financing, and incidental expenses of the Issuer) bears to the initial public offering price appearing on the cover page of the Limited Offering Memorandum and the Company is responsible for the balance. In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in (a) above is for any reason held to be unavailable to the Underwriter in accordance with its terms, the Company on the one hand, and the Underwriter, on the other hand, shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by said indemnity agreement incurred by the Company and the Underwriter in such proportions that the Underwriter is responsible for that portion represented by the percentage that the Underwriter’s discount or commission on the sale of the Bonds bears to the initial public offering price appearing on the cover page of the Limited Offering Memorandum and the Company is responsible for the balance; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. In addition, each person, if any, who controls either of the Issuer or the Underwriter within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as the Issuer or the Underwriter, as applicable.

Section 12. No Advisory or Fiduciary Role. The Issuer and the Company each acknowledges and agrees that: (i) the Underwriter is not acting as a municipal advisor within the meaning of Section 15B of the Exchange Act; (ii) the primary role of the Underwriter, as underwriter, is to purchase securities, for resale to investors, in an arm’s length commercial transaction between the Issuer and the Underwriter and the Underwriter has financial and other interests that differ from those of the Issuer and the Company; (iii) the Underwriter is acting solely as a principal and is not acting as a municipal advisor, financial advisor or fiduciary to the Issuer or the Company and has not assumed any advisory or fiduciary responsibility to the Issuer or the Company with respect to the transactions contemplated hereby and the discussions, undertakings and procedures leading thereto (irrespective of whether the Underwriter has provided other services or is currently providing other services to the Issuer or the Company); (iv) the only obligations the Underwriter has to the Issuer with respect to the transactions contemplated hereby expressly are set forth in this Bond Purchase Agreement; and (v) the Issuer and the Company have consulted their own financial and/or municipal, legal, accounting, tax and other advisors, as applicable, to the extent they have deemed appropriate.

Section 13. Miscellaneous. The validity and interpretation of this Bond Purchase Agreement shall be governed by the laws of the State, without regard to conflict of law provisions. This Bond Purchase Agreement shall inure to the benefit of the Issuer, the Underwriter, and the Company and their respective successors and assigns and to the persons described in Section 11. Except as provided in this Section 13, nothing in this Bond Purchase Agreement is intended or shall be construed to give to any other person, firm or corporation any legal or equitable right, remedy or claim under or in respect of this Bond Purchase Agreement or any provision contained herein. The terms “successors” and “assigns” as used in this Bond Purchase Agreement shall not include any purchaser, as such purchaser, of any Bonds from or through the Underwriter. This Bond Purchase Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. If any provision of this Bond Purchase

Agreement shall be determined to be unenforceable, that shall not affect any other provision of this Bond Purchase Agreement. Capitalized terms used herein to the extent not otherwise defined herein, are intended to have the meaning given to them in the Indenture.

The representations and warranties of the Company and the Issuer contained in Sections 5 and 6 hereof, respectively, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Underwriter, and shall survive the delivery of the Bonds.

Any liability of the Issuer under this Bond Purchase Agreement or any certificates rendered hereunder or in connection herewith shall be limited to the security and source of payment pledged for payment of principal of, premium, if any, and interest on the Bonds under the Indenture, and in the event the transactions contemplated by this Bond Purchase Agreement do not take place, regardless of the reason therefor, the Issuer shall have no liability whatsoever. The Issuer shall be under no obligation to pay any fees or expenses incident to this Bond Purchase Agreement or any transaction contemplated hereby, nor shall the proceeds of the Bonds be used for such fees or expenses except as provided in the Loan Agreement or Indenture. To the extent Bond proceeds are not available for payment of such fees and expenses, such fees and expenses shall be paid by the Company.

Section 14. Notices and other Actions. All notices, demands and formal actions hereunder will be in writing mailed, telecopied or delivered to:

The Issuer: National Finance Authority
2 Pillsbury Street
Suite 201
Concord, New Hampshire 03301
Attention: Executive Director
Telephone: (603) 415-0190

The Company: Covanta Holding Corporation
445 South Street
Morristown, New Jersey 07960
Attention: Vice President and Treasurer
Telephone: (862) 345-5452
Facsimile Number: (862) 345-5160 (with a copy to the General Counsel)
The Underwriter: Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mail code: CA5-705-11-00
555 California Street, Suite 1160
San Francisco, California 94104
Attention: Lawrence N. Tonomura
Facsimile Number: (415) 627-3807

Notices given by facsimile transmission shall be followed promptly by copies sent by first class mail to the notice address.

The Issuer and the Company shall each receive a copy of any notice, consent, certificate or other document or communication given by any party to any party hereunder.

In Witness Whereof, the parties hereto, in consideration of the mutual covenants set forth herein and intending to be legally bound, have caused this Bond Purchase Agreement to be executed and delivered as of the date first written above.

NATIONAL FINANCE AUTHORITY

By: /s/ David Henderson_____________
Name: David Henderson_____________
Title:___Treasurer___________________

MERRIL, LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By: /s/ Lawrence N. Tonomura_________
Name: Lawrence N. Tonomura ________
Title:___Managing Director ____________

COVANTA HOLDING CORPORATION

By: /s/ James Reilly _____________
Name: James Reilly _____________
Title:___Vice President and Treasurer __

Schedule I

$20,000,000
NATIONAL FINANCE AUTHORITY (NEW HAMPSHIRE) RESOURCE RECOVERY REFUNDING REVENUE BONDS (COVANTA PROJECT)
SERIES 2018A (AMT) (the “Series 2018A Bonds”)
The Series 2018A Bonds will be issued upon the following terms: Dated Date: Date of Issuance

Maturity Date: November 1, 2027

Interest Rate Mode: Term Interest Rate

Interest Rate: 4.000%

Initial Offering Price: 100% Underwriting Fee: $80,000
Maximum Out-of-Pocket Expense Amount: $10,000

$67,225,000
NATIONAL FINANCE AUTHORITY (NEW HAMPSHIRE) RESOURCE RECOVERY REFUNDING REVENUE BONDS (COVANTA PROJECT)
SERIES 2018B (Non-AMT) (the “Series 2018B Bonds”)
The Series 2018B Bonds will be issued upon the following terms: Dated Date: Date of Issuance
Maturity Date: November 1, 2042

Interest Rate Mode: Term Interest Rate

Interest Rate: 4.625%

Initial Offering Price: 100% Underwriting Fee: $268,900
Maximum Out-of-Pocket Expense Amount: $15,000

S-I-1

$82,370,000
NATIONAL FINANCE AUTHORITY (NEW HAMPSHIRE) RESOURCE RECOVERY REFUNDING REVENUE BONDS (COVANTA PROJECT)
SERIES 2018C (AMT) (the “Series 2018C Bonds”)

The Series 2018C Bonds will be issued upon the following terms:

Dated Date: Date of Issuance
Maturity Date: November 1, 2042
Interest Rate Mode: Term Interest Rate
Interest Rate: 4.875%
Initial Offering Price: 100%
Underwriting Fee: $329,480
Maximum Out-of-Pocket Expense Amount:	$15,000

Exhibit A

Form of Issue Price Certificate

$[20,000,000][67,225,000][82,370,000] National Finance Authority
Resource Recovery Refunding Revenue Bonds
(Covanta Project), Series 2018[A/B/C]

The undersigned, on behalf of Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Underwriter”), hereby certifies as set forth below with respect to the sale and issuance of the above- captioned bonds (the “Bonds”).

1. Sale of the Bonds. As of the date of this certificate, the first price at which at least 10% of the Bonds was sold to the Public is the price listed in Schedule A.

2. Defined Terms.

(a) Public means any person (including an individual, trust, estate, partnership, association, company, or corporation) other than the Underwriter or a related party to the Underwriter. The term “related party” for purposes of this certificate generally means any two or more persons who have greater than 50 percent common ownership, directly or indirectly.

(b) Underwriter means (i) any person that agrees pursuant to a written contract with the Issuer (or with the lead underwriter to form an underwriting syndicate) to participate in the initial sale of the Bonds to the Public, and (ii) any person that agrees pursuant to a written contract directly or indirectly with a person described in clause (i) of this paragraph to participate in the initial sale of the Bonds to the Public (including a member of a selling group or a party to a retail distribution agreement participating in the initial sale of the Bonds to the Public).

The representations set forth in this certificate are limited to factual matters only. Nothing in this certificate represents the Underwriter’s interpretation of any laws, including specifically Sections 103 and
148 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder. The undersigned understands that the foregoing information will be relied upon by the Issuer with respect to certain of the representations set forth in the Tax Certificate and Agreement of the Issuer and with respect to compliance with the federal income tax rules affecting the Bonds, and by Bond Counsel in connection with rendering its opinion that the interest on the Bonds is excluded from gross income for federal income tax purposes, the preparation of Internal Revenue Service Form 8038, and other federal income tax advice it may give to the Issuer from time to time relating to the Bonds.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Underwriter

By:_      Name:
Dated: , 2018

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SCHEDULE A
TO ISSUE PRICE CERTIFICATE

ACTUAL SALES INFORMATION AS OF CLOSING DATE

Maturity	Coupon	Date Sold	Par Amount	Sale Price
[November 1, 2027	4.000%	August 29, 2018	$20,000,000	100%]
[November 1, 2042	4.625%	August 29, 2018	67,225,000	100%]
[November 1, 2042	4.875%	August 29, 2018	82,370,000	100%]

S-A-1

Exhibit B

Form of Supplemental Opinion of Bond Counsel

[Date of Closing]

National Finance Authority
2 Pillsbury Street, Suite 201
Concord, New Hampshire 03301

Merrill Lynch, Pierce, Fenner & Smith
Incorporated
555 California Street, Suite 1160
San Francisco, California 94104

We have acted as bond counsel to the National Finance Authority (the “Authority”) in connection with its issuance of $20,000,000 Resource Recovery Refunding Revenue Bonds (Covanta Project), Series
2018A, $67,225,000 Resource Recovery Refunding Revenue Bonds (Covanta Project), Series 2018B, and
$82,370,000 Resource Recovery Refunding Revenue Bonds (Covanta Project), Series 2018C (collectively, the “Bonds”), each dated the date hereof. In our capacity as bond counsel, we have made the examination set forth in our approving legal opinion of even date in order to render an opinion with respect to the validity of the Bonds and with respect to their exemption from state and federal taxes. We are delivering this opinion in accordance with Section 9(b)(ii)(1) of the Bond Purchase Agreement dated August 29, 2018 (the “Purchase Contract”) among the Authority, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Covanta Holding Corporation (the “Company”).

As authorized by the resolutions of the Authority adopted on August 20, 2018 authorizing the issuance of the Bonds, the Authority and the Company have prepared and issued a Preliminary Limited Offering Memorandum dated August 20, 2018 (the “Preliminary Limited Offering Memorandum”) and a Limited Offering Memorandum dated August 29, 2018 (the “Limited Offering Memorandum”).

We have participated in the preparation of the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum, and based upon such participation, the sections of the Preliminary Limited Offering Memorandum, as of its date and as of the date of the Purchase Contract, and the Limited Offering Memorandum, as of its date and as of the date hereof, entitled “THE BONDS,” “SOURCES OF PAYMENT AND SECURITY FOR THE BONDS” (excluding “Ranking of the Bonds”), and “Appendix B- SELECTED DEFINITIONS AND SUMMARY OF LEGAL DOCUMENTS,” insofar as the information in such sections constitutes summaries of certain provisions of the Bonds and the Legal Documents, present a fair and accurate summary of such provisions, and the section of the Preliminary Limited Offering Memorandum, as of its date and as of the date of the Purchase Contract, and the Limited Offering Memorandum, as of its date and as of the date hereof, entitled “TAX EXEMPTION,” insofar as such section purports to summarize certain provisions of the Internal Revenue Code of 1954, as amended, and the Internal Revenue Code of 1986, as amended, or our opinion regarding the Bonds, is correct in all material respects. Appendix C contains a draft of our bond opinion and is therefore excluded from discussion in this opinion.

With respect to the remainder of the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum we have relied upon information supplied to us by the Authority and the Company as to certain facts contained therein. We did not undertake any independent examination or review of, or

B-1

otherwise attempt to make an independent verification of (i) any records or proceedings of, or any factual matters relating to or otherwise involving the Authority or the Company, or (ii) any other factual matters contained in the Preliminary Limited Offering Memorandum as of its date and as of the date of the Purchase Contract or the Limited Offering Memorandum as of its date and as of the date hereof. In the course of our participation in the preparation of the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum, no facts came to our attention that would lead us to believe that the Preliminary Limited Offering Memorandum, as of its date or as of the date of the Purchase Contract, or the Limited Offering Memorandum, as of its date or as of the date hereof (except that no opinion need be expressed with respect to the portions of the Preliminary Limited Offering Memorandum or the Limited Offering Memorandum entitled “INTRODUCTION,” “THE ISSUER,” “THE COMPANY,” “APPLICATION OF PROCEEDS,” “RISK FACTORS,” “BOOK-ENTRY ONLY SYSTEM,” “UNDERWRITING,” “THE REMARKETING AGENT, “LITIGATION,” “RATINGS,” “CONTINUING DISCLOSURE,” “LEGAL MATTERS,” “MISCELLANEOUS,” and Appendix A, or any other financial or statistical data contained in the Preliminary Limited Offering Memorandum or the Limited Offering Memorandum), contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

HINCKLEY, ALLEN & SNYDER LLP

B-2

Exhibit C

Form of Opinion of In-House Counsel to the Company

, 2018

National Finance Authority, as Issuer
Concord, New Hampshire 03301

Wells Fargo Bank, National Association, as Trustee
Philadelphia, Pennsylvania 19109

Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Underwriter
San Francisco, California 94104

Ladies & Gentlemen:

I am the Vice President & Deputy General Counsel of Covanta Energy, LLC, a Delaware limited liability company (“CE”). In that capacity, I provide legal advice and counsel to CE and its affiliated companies, including Covanta Holding Corporation, a Delaware corporation (the “Company”). Pursuant to a Bond Purchase Agreement, dated August 29, 2018 (the “Bond Purchase Agreement”), among Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Underwriter”), National Finance Authority (the “Issuer”) and the Company, the Issuer has agreed to issue, deliver and sell, and the Underwriter has agreed to purchase and make a limited public offering and sale of $169,595,000 aggregate principal amount of the Bonds (as defined in the Bond Purchase Agreement) by means of the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum (each as defined in the Bond Purchase Agreement). Capitalized terms used but not defined herein shall have the meanings set forth in or incorporated within the Bond Purchase Agreement.

For purposes of this opinion letter, I, or others under my supervision, have reviewed copies of the documents listed on Schedule 1 attached hereto (the “Documents”). The Documents numbered (1) through (7) in Schedule 1 attached hereto are sometimes hereinafter referred to collectively as the “Financing Agreements.” The Documents numbered (2) through (7) in Schedule 1 attached hereto are sometimes hereinafter referred to collectively as the “Loan Documents.” Certain other capitalized terms used herein are defined in Schedule 1 attached hereto.

C-1

I, or others under my supervision, have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company, opinions of counsel, certificates of public officials and representatives of the Company and such other documents and instruments as I have deemed appropriate, and I have made such investigations (or caused investigations to be made by others under my supervision) of such laws as I have deemed necessary or advisable as a basis for the opinions expressed below. In connection with the foregoing, I have assumed (i) the statements of fact made in all such certificates, documents and instruments are accurate and complete; (ii) the conformity of all certificates, documents and instruments submitted to me as copies; (iii) the genuineness of the signatures of persons signing all certificates, instruments and documents on behalf of parties other than the Company relevant to the opinions expressed below; (iv) the due existence, status, powers and authorization of, and execution and delivery by, the parties signing all such certificates, instruments and documents other than the Company; (v) the compliance with all obligations and agreements arising under all such certificates, instruments and documents by all parties other than the Company; and (vi) the enforceability in accordance with their respective terms of such certificates, instruments and documents against all parties thereto other than the Company. As to questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon certificates of the Company or its officers or of public officials.

Based upon the foregoing and subject to the assumptions, qualifications, exceptions and limitations set forth in this letter, I am of the opinion that:

1.
The Company is validly existing as a corporation and is in good standing under the laws of the state of Delaware and is duly qualified to do business and is in good standing in the Commonwealth of Massachusetts.

2.
The Company has the power to execute, deliver and perform the Financing Agreements to which it is a party. The execution, delivery and performance by the Company of the Financing Agreements to which it is a party have been duly authorized by all necessary corporate action of the Company.

3.	Each of the Financing Agreements to which the Company is a party has been duly executed and delivered by the Company.

4.
The execution, delivery and performance on the date hereof by the Company of the Financing Agreements to which it is a party do not violate the Delaware Corporation Act or the Organizational Documents.

5.
The execution and delivery by the Company of the Financing Agreements to which it is a party and the performance by the Company of its obligations thereunder do not (i) result in a material breach of any of the terms, covenants, conditions or provisions of, or (ii) constitute a default under, any material agreement to which the Company is a party, excepting any such breach or default which would not have a material adverse effect on the ability of the Company to perform its obligations under the Financing Agreements or upon the validity or enforceability of the Financing Agreements against the Company.

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6.
No approval or consent of, or registration or filing with the Office of the Secretary of State of the State of Delaware is required to be obtained or made by the Company under the Delaware Corporation Act in connection with the execution, delivery and performance on the date hereof by the Company of the Financing Agreements to which it is a party.

7.
Except as disclosed in the Preliminary Limited Offering Memorandum or in the Limited Offering Memorandum, to the best of my knowledge, there is no action, suit, proceeding or investigation at law or in equity by or before any court or public board or body pending against the Company wherein an unfavorable decision, ruling or finding would materially and adversely affect (i) the validity or enforceability against the Company of any of the Financing Agreements to which the Company is a party, (ii) the security for the Bonds or (iii) the validity or enforceability of the Bonds.

8.
The information in the Preliminary Limited Offering Memorandum, as of its date and as of the date of the Bond Purchase Agreement, and in the Limited Offering Memorandum, as of its date and as of the date hereof, under the headings “APPLICATION    OF PROCEEDS”, “SOURCES OF PAYMENT AND SECURITY FOR THE BONDS” (except under the subheading “Limited Obligations”), “THE BONDS,” “CONTINUING DISCLOSURE” and Appendix B to the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum, to the extent the information in such sections constitutes descriptions of the Bonds and certain provisions of the Loan Documents to which the Company is a party, has been reviewed by me and is accurate in all material respects as of such respective dates, and insofar as such information in such sections constitutes matters of law or legal conclusions as to the Financing Agreements, has been reviewed by me and is accurate in all material respects as of such respective dates.

In addition to the assumptions, qualifications, exceptions and limitations elsewhere set forth in this opinion letter, the opinions expressed above are also subject to the effect of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (2) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability, public policy and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

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I have furnished general legal advice and assistance to the Company in the course of its participation in the preparation of the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum and other matters related to the offering of the Bonds. Rendering such assistance involved, among other things, certain discussions and inquiries concerning various legal and related subjects and reviews of certain records, documents and proceedings conducted either by me or at my request by others on my legal staff. I also participated in conferences with representatives of the Company, the Issuer and the Underwriter and their respective counsel and bond counsel at which contents of the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum were discussed. Although I have not independently checked the accuracy and completeness of or otherwise verified, and am not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum, except as set forth in paragraph 8 above, I can advise you that, on the basis of the foregoing (relying as to matters of fact upon officers and other representatives of the Company), no facts have come to my attention that would lead me to believe that, solely with respect to information concerning the Company contained in the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum and included therein under the headings “INTRODUCTION,” “THE COMPANY,” “RISK FACTORS,” and “LITIGATION – The Company” and in Appendix A thereto (except as to the financial information and statistical data or mathematical computations included or incorporated by reference in the Preliminary Limited Offering Memorandum or the Limited Offering Memorandum, or any narrative description of any such data or computations, including that of the Company, if any, as to which I am not called upon to and do not, express any view) (the “Company Information”), on the date of the Preliminary Limited Offering Memorandum and on the date of the Limited Offering Memorandum and on the date hereof, the Company Information contained any untrue statement of a material fact, or omitted to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made (including the intended use of the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum as disclosure documents for use only in connection with the present offering of the Bonds), not misleading.

I am licensed to practice law in the state of New York and do not express any opinion herein as to laws other than the laws of the state of New York, the Delaware General Corporation Law and the Federal laws of the United States of America. I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This letter has been prepared solely for your use in connection with the issuance of the Bonds under the Bond Purchase Agreement on the date hereof and should not be quoted in whole or in part or otherwise be referred to or relied upon, and should not be filed with or furnished to any governmental agency or other person, without my prior written consent, excepting only bond counsel, Hinckley, Allen
& Snyder LLP, and your independent accountants and attorneys acting on your behalf in connection with the transactions contemplated hereby (each of whom may be furnished and rely upon this opinion letter), and except that this opinion letter may be included in the transcript of proceedings for the Bonds (but without expanding the group who may rely hereon as described above).

Very truly yours,

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Kirk J. Bily,

Vice President & Deputy General Counsel

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Schedule 1
Documents Reviewed

1.	Executed copy of the Bond Purchase Agreement, dated August 29, 2018, among the Underwriter, the Issuer and the Company.

2.	Executed copy of the Loan Agreement dated as of September 1, 2018, between the Issuer and the Company.

3.	Executed copy of the Tax Certificate and Agreement dated as of the date hereof, between the Issuer and the Company.

4. Limited Offering Memorandum dated August 29, 2018 relating to the Bonds (the “Limited
Offering Memorandum”).

5. Preliminary Limited Offering Memorandum dated August 20, 2018 relating to the Bonds
(the “Preliminary Limited Offering Memorandum”).

6.	Executed copy of the Continuing Disclosure Agreement dated as of the date hereof from the Company (the “Continuing Disclosure Agreement”).

7.	Executed copy of the Indenture (the “Indenture”) dated as of September 1, 2018 by and between the Issuer and the Trustee, including the Form of Bond attached as Exhibit A thereto.

8. The Restated Certificate of Incorporation of the Company, as certified by the Secretary of
State of the State of Delaware on , 2018.

9.	The Bylaws of the Company (collectively with the document referred to in item 8 above, the “Organizational Documents”).

10.	A certificate of good standing of the Company issued by the Secretary of State of the State of Delaware dated , 2018.

11. A certificate of good standing and due qualification of the Company to transact business in the state of Massachusetts issued by the Secretary of State of the State of Massachusetts dated
, 2018.

12. The Corporate Authorization Policy of the Company and its subsidiaries dated September
2012.

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Exhibit D

Form of Opinion Regarding Authorization and Enforceability

[Date of Closing]

National Finance Authority, as Issuer
Concord, New Hampshire

Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Underwriter
San Francisco, California

Wells Fargo Bank, National Association, as Trustee
Philadelphia, Pennsylvania

$20,000,000 National Finance Authority
Resource Recovery Refunding Revenue Bonds (Covanta Project), Series 2018A (the “Series 2018A Bonds”)

$67,225,000 National Finance Authority
Resource Recovery Refunding Revenue Bonds (Covanta Project), Series 2018B (the “Series 2018B Bonds”)

$82,370,000 National Finance Authority
Resource Recovery Refunding Revenue Bonds (Covanta Project), Series 2018C (the “Series 2018C Bonds”)

This opinion is furnished to you pursuant to Section 9(b)(ii)(3) of the Bond Purchase Agreement, dated August 29, 2018 (the “Bond Purchase Agreement”), by and among the National Finance Authority (the “Authority”), Covanta Holding Corporation (the “Borrower”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Underwriter”), relating to the above-referenced Series 2018A Bonds, Series 2018B Bonds and Series 2018C Bonds (collectively, the “Bonds”). Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Bond Purchase Agreement.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents, each of which is dated as of the date of the Bond Purchase Agreement unless otherwise indicated:

(a) the Bond Purchase Agreement;

(b) the Loan Agreement, dated as of September 1, 2018, by and between the Authority and the Borrower;

(c) the Tax Certificate and Agreement, dated as of the date hereof, by and between the
Authority and the Borrower; and

Borrower.

(d) the Continuing Disclosure Agreement, dated as of the date hereof, from the

The documents referred to in clauses (a) through (d) above are referred to collectively as the “Subject Documents” and each, individually, as a “Subject Document.” Also, with respect to the corporate status and authority of the Borrower, the due authorization, execution and delivery of the Subject Documents by the Borrower and such other matters as set forth therein, we have examined and relied upon the opinion of even date herewith of Kirk J. Bily, Vice President & Deputy General Counsel of the Borrower.

Certain Defined Terms

As used in this opinion letter, the following terms have the respective meanings set forth below: “Applicable Law” means the laws of the State of New Hampshire.
“Other Parties” means the Underwriter, the Authority and the Trustee.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following.

(e) Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the Borrower or authorized representatives thereof, (ii) representations of the Borrower set forth in the Subject Documents and (iii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters and all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete.

Authentic and Conforming Documents; Signatures; Legal Capacity. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents. The signatures of individuals signing the Subject Documents are genuine. All individuals signing the Subject Documents have the legal capacity to execute such Subject Documents.

Organizational Status and Power and Authority of Certain Parties. All parties to the Subject Documents (i) are validly existing and in good standing in their respective jurisdictions of formation and (ii) have the power and authority to execute, deliver and perform the Subject Documents and the documents required or permitted to be delivered and performed thereunder.

Authorization, Execution and Delivery of Subject Documents by Certain Parties. All of the Subject Documents and the documents required or permitted to be delivered thereunder (i) have been duly authorized by all necessary corporate, limited liability company, partnership or other action on the part of the parties thereto and (ii) have been duly executed and delivered by such parties.

Subject Documents Binding on Certain Parties. All of the Subject Documents and the documents required or permitted to be delivered thereunder are valid and binding obligations enforceable against the parties thereto in accordance with their terms, except that no such assumption is made as to the Borrower.

Noncontravention. Neither the execution and delivery of the Subject Documents by any party thereto nor the performance by such party of its obligations thereunder will conflict with or result in a breach of (i) the certificate or articles of incorporation, bylaws, certificate or articles of organization, operating agreement, certificate of limited partnership, partnership agreement, trust agreement or other similar organizational documents of any such party, (ii) any law or regulation of any jurisdiction applicable to any such party, or (iii) any order, writ, injunction or decree of any court or governmental instrumentality or agency applicable to any such party or any agreement or instrument to which any such party may be a party or by which its properties are subject or bound.

Governmental Approvals. All consents, approvals and authorizations of, or filings with, the Authority and such other governmental authorities that are required as a condition to the execution and delivery of the Subject Documents by the parties thereto and to the consummation by such parties of the transactions contemplated therein have been obtained or made, except that no such assumptions are made with respect to any consent, approval, authorization or filing that is applicable to the Borrower and is the subject of our opinion in Paragraph 1.

No Mutual Mistake, Amendments, etc. There has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the execution and delivery of the Subject Documents and the consummation of the transactions contemplated therein. There are no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms of the Subject Documents.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1. No consent, approval or authorization of, or filing with, any governmental authority of the State of New Hampshire is required for the due execution and delivery by the Borrower of any Subject Document to which it is a party or the performance by the Borrower of its obligations thereunder, except (a) in each case as have previously been made or obtained and (b) as are required in connection with the Borrower’s conduct of its business in the ordinary course.

2. Each Subject Document to which the Borrower is a party constitutes the valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, under the laws of the State of New Hampshire.

Matters Excluded from Our Opinions

We express no opinion with respect to the following matters:

Indemnification and Change of Control. The enforceability of any agreement of the Borrower in a Subject Document relating to (i) indemnification, contribution or exculpation from costs, expenses or other liabilities or (ii) changes in the organizational control or ownership of the Borrower, which agreement (in the case of clause (i) or clause (ii)) is contrary to public policy or applicable law.

Jurisdiction, Venue, etc. The enforceability of any agreement of the Borrower in a Subject Document to submit to the jurisdiction of any specific federal or state court, to waive any objection to the laying of the venue, to waive the defense of forum non conveniens in any action or proceeding referred to therein, to waive trial by jury, to effect service of process in any particular manner or to establish evidentiary standards, and any agreement of the Borrower regarding the choice of law governing a Subject Document.

Certain Laws. The following federal and state laws, and regulations promulgated thereunder, and the effect of such laws and regulations on the opinions expressed herein: securities (including the Investment Company Act of 1940, as amended, the Securities Act of 1934 and Rule 10b-5 promulgated thereunder, and Blue Sky laws), antifraud, derivatives or commodities law; banking laws; the USA PATRIOT Act of 2001 and other anti-terrorism laws; laws governing embargoed or sanctioned persons; anti-money laundering laws; anti-corruption laws; truth-in-lending laws; equal credit opportunity laws; consumer protection laws; pension and employee benefit laws; environmental laws; tax laws; health and occupational safety laws; building codes and zoning, subdivision and other laws governing the development, use and occupancy of real property; the Hart-Scott-Rodino Antitrust Improvements Act of
1976, as amended, and other antitrust and unfair competition laws; the Assignment of Claims Act of 1940, as amended; the Hague Securities Convention; and laws governing specially regulated industries (such as communications, energy, gaming, healthcare, insurance, transportation and utilities) or specially regulated products or substances (such as alcohol, drugs, food and radioactive materials).

Local Ordinances. The ordinances, statutes, administrative decisions, orders, rules and regulations of any municipality, county, special district or other political subdivision of a state.

Other Parties.

Trust Relationship. The creation of any trust relationship by the Borrower on behalf of the

Certain Agreements of the Borrower. The enforceability of any agreement of the Borrower in a Subject Document providing (i) for specific performance of the Borrower’s obligations; (ii) for the right of any purchaser of a participation interest from any Other Party to set off or apply any deposit, property or indebtedness with respect to any such participation interest; (iii) for establishment of a contractual rate of interest payable after judgment; (iv) for adjustments of payments among the Other Parties or rights of set off; (v) for the granting of any power of attorney; (vi) for survival of liabilities and obligations of any party under any of the Subject Documents arising after the Bonds are no longer outstanding; (vii) for obligations to make an agreement in the future; (viii) that any act done in contravention thereof is void or voidable; (ix) for the survival of any claim beyond any applicable statute of limitation; (x) for the confession of or consent to any judgment; or (xi) for the severability of provisions in any Subject Document.

Remedies. The enforceability of any provision in any Subject Document to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

Qualifications and Limitations Applicable to Our Opinions

The opinions set forth above are subject to the following qualifications and limitations:

Applicable Law. Our opinions are limited to the Applicable Law, and we do not express any opinion concerning any other law.

Bankruptcy. Our opinions are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally.

Equitable Principles. Our opinions are subject to the effect of general principles of equity
(regardless of whether considered in a proceeding in equity or at law), including, without limitation,

concepts of materiality, reasonableness, good faith and fair dealing. In applying such principles, a court, among other things, may limit the availability of specific equitable remedies (such as injunctive relief and the remedy of specific performance), may not allow a creditor to accelerate maturity of debt or exercise other remedies upon the occurrence of a default deemed immaterial or for non-credit reasons and may decline to order a debtor to perform covenants in a Subject Document.

Unenforceability of Certain Provisions. Certain of the provisions contained in the Subject Documents may be unenforceable or ineffective, in whole or in part. Such provisions include, without limitation, those that require waivers or amendments to be made only in writing; purport to waive the right of statutory or equitable redemption; authorize self-help or authorize any of the Other Parties to act on behalf of, or exercise the rights of, the Borrower; violate applicable public policy; waive or do not require notice in connection with the exercise of remedies; authorize a standard for decision other than commercial reasonableness; purport to validate otherwise invalid provisions of other documents incorporated or referred to in any Subject Document; purport to alter the priority of any lien or security interest; or subrogate any of the Other Parties or any other party to the rights of others. The inclusion of such provisions, however, does not render any Subject Document invalid as a whole, and each of the Subject Documents contains, in our opinion, adequate remedial provisions for the ultimate practical realization of the principal benefits purported to be afforded by such Subject Document, subject to the other qualifications contained in this opinion letter. We note, however, that the unenforceability of such provisions may result in delays in enforcement of the rights and remedies of the Other Parties under the Subject Documents, and we express no opinion as to the economic consequences, if any, of such delays.

Material Changes to Terms. Provisions in the Subject Documents which provide that any obligations of the Borrower thereunder will not be affected by the action or failure to act on the part of any Other Party or by an amendment or waiver of the provisions contained in the other Subject Documents might not be enforceable under circumstances in which such action, failure to act, amendment or waiver so materially changes the essential terms of the obligations that, in effect, a new contract has arisen between the Other Parties and the Borrower.

Incorporated Documents. The foregoing opinions do not relate to (and we have not reviewed) any documents or instruments other than the Subject Documents, and we express no opinion as to (i) such other documents or instruments (including, without limitation, any documents or instruments referenced or incorporated in any of the Subject Documents), (ii) the interplay between any Subject Document and any such other documents and instruments, or (iii) any schedule, exhibit, appendix or like supplemental document referred to as attached to any Subject Document if so attached or in any manner altered after our review of such Subject Document.

Mathematical Calculations. We have made no independent verification of any of the numbers, schedules, formulae or calculations in the Subject Documents, and we render no opinion with regard to (i) the accuracy, validity or enforceability of any of them, (ii) whether the execution and delivery by the Borrower of any Subject Document to which it is a party or the performance by the Borrower of its obligations thereunder will constitute a default under, or a violation of, any covenant, restriction or provision with respect to any of them, or (iii) any other aspect of the financial condition or results of operations of the Borrower or any of its subsidiaries.

No Guaranty or Suretyship. We have assumed that none of the Subject Documents constitutes or creates a guaranty or suretyship on the part of the Borrower or any other party with respect to the payment of debt service with respect to the Bonds or otherwise, and we express no opinion as to the rights or obligations of the Borrower or any other party with respect to any such guaranty or suretyship.

Miscellaneous

Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation.

This opinion letter is being furnished only to the addressees hereof and only for the purpose referred to in the first paragraph of this opinion letter, and this opinion letter is not to be furnished to any other person or entity or used or relied upon by any other person or for any other purpose without our prior written consent. It is to be understood that this opinion letter is being furnished by us as accommodation to the addressees hereof and that no attorney-client relationship has existed or arisen, or exists or arises, between us and any addressee hereof, other than the National Finance Authority, as a result of our preparing this opinion letter or the rendering of the opinions set forth herein.

The opinions set forth herein are expressed as of the date hereof, and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinions expressed herein, or for any other reason.

HINCKLEY, ALLEN & SNYDER LLP

Exhibit E

Form of Opinion of Counsel to the Underwriter

September , 2018

To:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, San Francisco, California

We have served as counsel to you (the “Underwriter”) in connection with your purchase from National Finance Authority (the “Issuer”) of its $20,000,000 (New Hampshire) Resource Recovery Refunding Revenue Bonds (Covanta Project), Series 2018A (AMT) (the “Series 2018A Bonds”), its $67,225,000 (New Hampshire) Resource Recovery Refunding Revenue Bonds (Covanta Project), Series 2018B (Non-AMT) (the “Series 2018B Bonds”) and its $82,370,000 (New Hampshire) Resource Recovery Refunding Revenue Bonds (Covanta Project), Series 2018C (AMT) (the “Series 2018C Bonds” and, together with the Series 2018A Bonds and the Series
2018B Bonds, the “Bonds”), dated the date of this letter, pursuant to the Bond Purchase Agreement, dated August 29, 2018 (the “Purchase Agreement”), among you, the Issuer and Covanta Holding Corporation (the “Company”). This letter is provided pursuant to Section
9(b)(ii)(4) of the Purchase Agreement. Capitalized terms not otherwise defined in this letter are used as defined in the Purchase Agreement.

In accordance with the terms of our engagement, certain of our lawyers reviewed (a) the Preliminary Limited Offering Memorandum, dated August 20, 2018, (the “Preliminary Limited Offering Memorandum”), and (b) the Limited Offering Memorandum dated August 29, 2018 (the “Limited Offering Memorandum”) relating to the Bonds, and participated in discussions with representatives of the Issuer and its counsel and bond counsel, the Company and its counsel, your representatives, and others, regarding the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum, the information contained therein, and related matters. With your permission, no auditor’s consent has been requested and the Company’s independent public accountants have not been requested to perform, and have not performed, any procedures relating to the Preliminary Limited Offering Memorandum or the Limited Offering Memorandum.

The purpose of our professional engagement in that regard was not to establish or to confirm factual matters set forth in the Preliminary Limited Offering Memorandum or the Limited Offering Memorandum, and we have not undertaken to verify independently any of those factual matters. Many of the determinations required to be made in the preparation of the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum involve matters of a non- legal nature.

Subject to the foregoing, on the basis of the information gained by our lawyers involved in the review and discussions referred to above, we confirm to you that nothing came to the attention of those lawyers that caused them to believe that (1) the Preliminary Limited Offering Memorandum, as of its date and as of the date of the Purchase Agreement, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (2) the Limited Offering Memorandum, as of its date and as of this date, contained or contains

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any untrue statement of a material fact or omitted or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Preliminary Limited Offering Memorandum or the Limited Offering Memorandum, and we do not express any belief with respect to the financial information included or incorporated by reference in Appendix A – “Covanta Holding Corporation,” or other financial, technical, statistical, accounting or demographic data or forecasts, or any information about the book-entry system and The Depository Trust Company, or the information under the heading “Tax Exemption” contained in the Preliminary Limited Offering Memorandum or the Limited Offering Memorandum.

In addition to the review and discussions referred to above, we have also examined an executed counterpart of the Purchase Agreement and such other proceedings, documents, matters and law as we deem necessary to render the opinions set forth below.

Based on that examination and subject to the limitations stated below, we are of the opinion that under existing law:

1. The Bonds are exempt from registration under the Securities Act of 1933, as amended, and the Indenture is exempt from qualification under the Trust Indenture Act of 1939, as amended.

2. The Continuing Disclosure Agreement satisfies the requirement of paragraph (b)(5) of Rule 15c2-12 prescribed under the Securities Exchange Act of 1934, as amended (the “Rule”), that you obtain an undertaking for the benefit of the holders, including beneficial owners, of the Bonds to provide certain annual financial information and event notices at the time and in the manner required by the Rule.

The legal opinions stated immediately above are based on an analysis of existing laws, regulations, rulings and court decisions and cover certain matters not directly addressed by such authorities. In rendering all such opinions, we assume, without independent verification, and rely upon (i) the accuracy of the factual matters represented, warranted or certified in the proceedings and documents we have examined and (ii) the due and legal authorization, execution and delivery of those documents by and the valid, binding and enforceable nature of those documents upon the parties thereto.

This letter is being furnished only to you for your use solely in connection with the transaction described herein and may not be relied upon by anyone else or for any other purpose without our prior written consent. No statements of belief or opinions other than those expressly stated herein shall be implied or inferred as a result of anything contained in or omitted from this letter. The statements of belief and opinions expressed in this letter are stated only as of the time of its delivery and we disclaim any obligation to revise or supplement this letter thereafter. Our engagement in connection with the original issuance and delivery of the Bonds is concluded upon delivery of this letter.

Respectfully submitted,

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